UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	December 14, 2006

Marsh & McLennan Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-5998	36-2668272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas, New York, NY 10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 345-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03           Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The board of directors (the “Board”) of Marsh & McLennan Companies, Inc. (“MMC”) has adopted the following amendments to MMC’s By-laws (the “By-laws”), effective December 14, 2006:

Article II, Section 7 of the By-laws was amended to change the voting standard for the election of directors in uncontested elections from a plurality to a majority of the votes cast. New paragraph (B) of Section 7 provides that a nominee for director shall be elected to the Board at a meeting of stockholders if the votes cast “for” exceed the votes cast “against” the nominee’s election. At any meeting of stockholders for which the number of director nominees exceeds the number of directors to be elected, directors will continue to be elected by a plurality of the votes cast.

Article II, Section 10 of the By-laws was amended to require the submission to MMC of certain additional information in connection with stockholder nominations of directors.

As a result of the amendment, a stockholder who wishes to propose a director nominee in connection with a meeting of stockholders is required to submit, in addition to the other information set forth in Section 10, a description of any material relationships or agreements between the stockholder and the proposed nominee, and any other information relating to the stockholder that would be required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934.

The amendment also adds to Section 10 a requirement that the proposed nominee submit to MMC a representation as to whether he or she: (i) intends, if elected, to tender promptly to the Board an irrevocable resignation effective upon (x) his or her failure to receive the required vote for re-election at the next meeting of stockholders at which he or she would face re-election and (y) acceptance of such resignation by the Board; (ii) is or intends to become a party to any agreement with any other person regarding the manner in which the proposed nominee, if elected, will vote on any matter coming before the Board; and (iii) is or intends to become a party to any agreement with any other person regarding compensation, reimbursement or indemnification in connection with service as a director.

The foregoing description is qualified in its entirety by reference to the amended By-laws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference. A copy of MMC’s press release announcing the Board’s adoption of a majority voting standard for director elections is attached hereto as Exhibit 99.1.

Item 8.01	Other Events

In connection with the By-law amendments referred to in Item 5.03 above, the Board has adopted amendments to MMC’s Guidelines for Corporate Governance (the “Guidelines”), also effective December 14, 2006. Amended Section E.3 of the Guidelines provides that:

An incumbent director who fails to receive the required number of votes for re-election at a meeting of stockholders shall offer to resign. In addition, the Board shall nominate for election at a meeting of stockholders only director candidates who agree to tender to the Board, promptly following their election, an irrevocable resignation that will be effective upon (i) such director’s failure to receive the required number of votes for re-election at the next meeting of stockholders at which he or she faces re-election and (ii) the Board’s acceptance of such resignation. The Board shall fill director vacancies and new directorships only with candidates who agree to tender such an irrevocable resignation promptly upon being seated on the Board.

Following a meeting of stockholders at which an incumbent director who was a nominee for re-election does not receive the required number of votes for re-election, the Directors and Governance Committee, considering any factors and information it deems relevant, shall make a recommendation to the Board as to whether to accept or reject such director’s resignation. Within 90 days following the certification of the election results, the Board, taking into account the recommendation of the Directors and Governance Committee and any other factors and information it deems relevant, shall decide whether to accept or reject the director’s resignation and shall publicly disclose that decision and its rationale in a press release and/or filing with the Securities and Exchange Commission. The director whose resignation is under consideration shall abstain from participating in the deliberations and decisions of the Directors and Governance Committee and the Board.

If the Board accepts a director’s resignation, the Directors and Governance Committee will recommend to the Board whether to fill the resultant vacant Board seat or reduce the size of the Board. If the Board rejects a director’s resignation, such director shall, in accordance with Delaware law, continue in office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 3.1	Amended and Restated By-laws of Marsh & McLennan Companies, Inc.

Exhibit 99.1      Press release issued by Marsh & McLennan Companies, Inc. on December 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Luciana Fato

Name:	Luciana Fato
Title:	Deputy General Counsel-Corporate &

  Corporate Secretary

Date:	December 14, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit

3.1	Amended and Restated By-laws of Marsh & McLennan Companies, Inc.

99.1	Press release issued by Marsh & McLennan Companies, Inc. on December 14, 2006.

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